Exhibit 99.1

LIBERTY MEDIA REPORTS RECORD FOURTH QUARTER REVENUE

AND OPERATING CASH FLOW

Announces $1 Billion Self Tender Offer on Liberty Capital Shares

QVC Achieves 7% Revenue Growth and 19% Operating Cash Flow Growth in Fourth Quarter

Liberty Shows Continued Progress Toward Conversion to Operating Company

Englewood, Colorado, February 28, 2007 — Liberty Media Corporation (“Liberty”) reported record fourth quarter results for both its Liberty Interactive Group and Liberty Capital Group.

LIBERTY INTERACTIVE GROUP - Liberty Interactive Group’s revenue increased 11% for the quarter and 13% for the year and operating cash flow1 increased 21% for the quarter and 19% for the year due to continued growth at QVC and the additions of Provide Commerce and BUYSEASONS which were acquired during the year.

QVC

QVC’s total revenue increased 7% in the fourth quarter to $2.24 billion and 9% overall in 2006 to $7.07 billion.  QVC’s operating cash flow increased 19% during the quarter to $557 million and 16% in 2006 to $1.66 billion, aided in part by certain one-time events.

QVC’s CEO Mike George said, “We are pleased with the overall performance for 2006.  We had tough comparisons to the fourth quarter of 2005 and although the fourth quarter growth slowed in relation to the second and third quarter of 2006, we were able to produce results within guidance previously announced for Liberty’s Interactive Group.  We remain confident about the long-term prospects of the business and believe we will continue to perform in line with the long-term guidance for Liberty Interactive.”

QVC’s domestic revenue increased 4% during the quarter to $1.60 billion and 7% for the year to $4.98 billion.  Domestic operating cash flow increased 16% in the fourth quarter to $417 million and 13% for the

1. Please see page 10 of this press release for the definition of operating cash flow and a discussion of management’s use of this performance measure.  Schedule 1 to this press release provides a reconciliation of Liberty’s consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests.  Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held entity presented herein to that entity’s operating income for the same period, as determined under GAAP.

full year to $1.23 billion.  The domestic revenue growth for the quarter and the year was mainly attributable to increased sales to existing subscribers primarily in the areas of accessories and apparel.  The total number of units shipped increased 1% in the fourth quarter and 5% during the year and the average selling price increased 3% for both periods.  QVC.com sales as a percentage of domestic sales grew from 19% in the fourth quarter of 2005 to 22% in the fourth quarter of 2006 and from 18% in 2005 to 20% in 2006.  The domestic operating cash flow margin increased 267 basis points to 26% for the quarter and 132 basis points to 25% for the year primarily due to slightly improved gross margins, lower commissions, favorable bad debt experience on the company’s private label credit card and a $15 million one-time reversal of franchise tax reserves related to an audit settlement.

QVC’s international revenue increased 17% in the fourth quarter to $632 million and 12% for the year to $2.09 billion due to greater sales to existing subscribers as well as new subscriber growth in each of our international markets.  Foreign currency exchange rates were favorable for the quarter but unfavorable for the year.  Excluding the effect of exchange rates, international revenue increased 10% in the quarter and 13% for the year.  International operating cash flow increased from $109 million to $140 million, or 28% during the quarter and increased from $338 million to $426 million, or 26% for the year primarily due to the increased revenue, improved gross margins and operating leverage.  International cash flow margins increased from 20% to 22% quarter over quarter and from 18% to 20% year over year primarily due to a higher initial gross product margin and a lower obsolescence provision required on the December 31, 2006 inventory balance.  Excluding the effect of exchange rates, QVC’s international operating cash flow increased 23% in the fourth quarter and 27% in 2006.

QVC’s outstanding bank debt was $3.225 billion at December 31, 2006; the increase of $2.4 billion during the year was due to repayments of $1.369 billion of publicly-traded debt attributed to Liberty Interactive and repurchases of Liberty Interactive Series A common stock.

QVC recently announced that Meade Rudasill joined the company as chief operating officer, effective February 5, 2007.  This newly created position is the result of a restructuring of responsibilities held by executives Bill Costello and Tom Downs who will both retire on March 31, 2007, as previously announced.  Mr. Rudasill joins QVC with significant retail and operational experience.  Most recently, he served as president and chief operating officer of Express, a specialty apparel chain.  In his new role at QVC, Mr. Rudasill will be responsible for various departments including Affiliate Relations, Human Resources, Information Technology, Legal, Customer Service, Distribution, Facilities and Planning, Quality Assurance and New Business Development.  Additionally, effective February 5, 2007, Dan O’Connell was promoted to the position of Chief Financial Officer, a role held by Mr. Costello.  Mr. O’Connell, who joined QVC in 1987, has most recently served as Senior Vice President and Controller.

Liberty Interactive Long-Term Outlook

Liberty expects that the combined compound annual growth rate in revenue and OCF for the Liberty Interactive Group’s attributed operating businesses over the next three to five years will be high single to low double digits %.

The foregoing estimates assume with respect to QVC, among other factors, that its product mix and foreign currency exchange rates affecting its international businesses are consistent from year to year.  These estimated growth rates are not expected to be achieved ratably on a quarterly basis as the Liberty Interactive Group’s attributed businesses will likely experience different quarter over quarter growth rates for each calendar quarter of each year.

Share Repurchases

During the fourth quarter, Liberty repurchased approximately 10.2 million shares of Liberty Interactive Series A common stock at an average cost per share of $21.90 for aggregate cash consideration of $223 million.  Since the creation of the Liberty Interactive tracking stock in May 2006, Liberty has repurchased approximately 51.6 million shares, at an average cost per share of $18.49 for aggregate cash consideration of $954 million.   These repurchases represent over 7.3% of the shares outstanding at the time of creation of the Liberty Interactive tracking stock.

The businesses and assets attributed to Liberty Interactive Group are engaged in, or are ownership interests in companies that are engaged in, sales of goods and services primarily through television programming and the Internet, and currently include its subsidiaries QVC, Provide Commerce and BUYSEASONS and its approximate 20% interests in IAC/InterActiveCorp, Expedia and GSI Commerce.  Liberty has identified QVC, Inc., a consolidated, wholly owned subsidiary, as the principal operating segment of Liberty Interactive Group.

LIBERTY CAPITAL GROUP —  During the quarter, Liberty announced that it had entered into a definitive agreement with News Corporation to exchange Liberty’s 16.3% stake in News Corporation for a corporate subsidiary of News Corporation that holds a 38.5% stake in DIRECTV Group, Inc., regional sports networks in Denver, Pittsburgh and Seattle and $550 million in cash.  Subsequent to December 31, 2006, Liberty announced that it had entered into a definitive agreement whereby it will exchange its approximately 7.6 million CBS common shares for a corporate subsidiary of CBS which holds CBS’ Green Bay television station and approximately $170 million in cash.

“2006 was a productive year at Liberty, and we made progress toward simplifying our portfolio of assets,” commented Liberty President and CEO, Greg Maffei.  “During the year we announced the sale of our stakes in OpenTV, On Command and Court TV and announced exchange agreements with News Corporation, CBS Corporation and IDT.  These transactions result in the tax-efficient disposition of substantial investment assets for strategic operating assets and cash.”  Maffei concluded, “Given our progress and the cash generated, today we are announcing a $1 billion Dutch Auction tender offer for Liberty Capital stock.”

Starz Entertainment, LLC

Starz Entertainment, LLC (“Starz Entertainment”) revenue increased 4% in the fourth quarter to $257 million and 3% for the year to $1.03 billion.  Operating cash flow increased 72% during the quarter to $50 million and 9% for the year to $186 million.  The growth in revenue for the year was driven by a $56 million increase resulting from growth in the average number of subscription units for Starz Entertainment’s services.  Starz’ average subscription units increased 6% during 2006 while Encore average subscription units increased 7% during 2006.  These increases and the resulting revenue growth were partially offset by a $27 million decrease stemming from a decrease in the effective rate charged for such services.  The decline in the effective rate resulted from certain fixed-rate affiliation agreements that Starz Entertainment has entered into in recent years.

Starz Entertainment’s operating expenses decreased 5% for the quarter and increased 2% for the year.  The increase for the year was due to higher programming costs, which increased 5% from $668 million in 2005 to $703 million in 2006, partially offset by a decrease in SG&A expenses.  The programming increases were primarily due to $63 million of additional amortization of deposits made under certain of Starz Entertainment’s output arrangements.  The decrease in SG&A expenses was due to a decrease in sales and marketing resulting from less marketing activity with Starz’ affiliates partially offset by new marketing expenses related to the commercial launch of Vongo.  The decrease in operating expenses for the quarter was due to lower costs across the board.  Starz Entertainment programming costs were lower for the quarter and Starz expects this trend to continue in 2007.

During 2006, Liberty acquired IDT Entertainment from IDT Corporation.  Subsequent to the acquisition, the name of IDT Entertainment was changed to Starz Media.  Starz Media’s operations include DVD distribution, animated feature film production, proprietary live action and animated series production and contracted 2D animation production.  With this acquisition, Starz will have the capability to create a wide array of animated and live action programming for domestic and international distribution in all major channels, including broadcast syndication, premium television, theatrical, and home video/DVD.

Commenting on 2006, Robert B. Clasen, Starz Entertainment CEO stated, “This past year Starz made major moves to broaden its business.  The acquisition of Starz Media and the creation of Overture Films allow us to aggregate audiences across multiple platforms including theatrical, television, video distribution, foreign distribution and digital.  We are very pleased with our position in the market as we embark on 2007.”

Tender Offer

Liberty intends to purchase up to $1 billion of its Liberty Capital Series A and Series B common stock at a range of $105 to $113.  The low end of that range represents a 1.2% premium and the high end represents a 9.0% premium to the Liberty Capital Series A closing share price on Tuesday, February 27, 2007.  The Shares of both series purchased in the tender offer will be acquired at the same price per share.   We expect to launch the offer within the next week.

The businesses and assets attributed to Liberty Capital Group are all of Liberty Media’s businesses and assets other than those attributed to Liberty Interactive Group and include its subsidiaries Starz Entertainment, LLC; Starz Media, LLC; FUN Technologies, Inc. and TruePosition, Inc., its equity affiliates GSN LLC and WildBlue Communications, Inc. and its interests in News Corporation, Time Warner, Inc. and Sprint Nextel Corporation.  Liberty identified Starz Entertainment, LLC, a consolidated, wholly owned subsidiary, as the principal operating segment of Liberty Capital Group.

NOTES

Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses.  Those interests are attributed to two tracking stock groups: Liberty Interactive Group and Liberty Capital Group.

As a supplement to Liberty’s consolidated statements of operations included in its 10-K, the following is a presentation of financial information on a stand-alone basis for QVC and Starz Entertainment which have been identified as the principal operating segments of Liberty Interactive and Liberty Capital, respectively.

Unless otherwise noted, the foregoing discussion compares financial information for the twelve months and three months ended December 31, 2006 to the same periods in 2005.  Please see page 10 of this press release for the definition of operating cash flow and a discussion of management’s use of this performance measure.  Schedule 1 to this press release provides a reconciliation of Liberty’s consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests.  Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held entity presented herein to that entity’s operating income for the same period, as determined under GAAP.  Certain prior period amounts have been reclassified for comparability with the 2006 presentation.  Liberty completed the sale of its controlling interest in OpenTV and announced the sale of On Command, and as such, the financial results of these companies have been excluded from all periods presented.

Fair Value of Public Holdings and Derivatives

(amounts in millions and include the value of derivatives)	December 31, 2005	September 30, 2006	December 31, 2006
InterActiveCorp	$1,960	1,991	2,572
Expedia (1)	1,659	1,085	1,452
Other Public Holdings	124	137	173
Total Attributed Liberty Interactive Group	$3,743	3,213	4,197
News Corporation	8,181	10,138	11,003
Non Strategic Public Holdings	7,389	6,836	7,205
Total Attributed Liberty Capital Group	$15,570	16,974	18,208

(1)          Represents fair value of Liberty’s investment in Expedia.  In accordance with GAAP, Liberty accounts for this investment using the equity method of accounting and includes this investment in its consolidated balance sheet at its historical carrying value.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	December 31, 2005	September 30, 2006	December 31, 2006
Cash and Cash Related Investments:
Total Attributed Liberty Interactive Group Cash (GAAP)	$945	910	946
Total Attributed Liberty Capital Group Cash (GAAP)	951	1,632	2,153
Total Liberty Consolidated Cash (GAAP)	1,896	2,542	3,099

Short-Term Investments (1)	—	27	8
Long-Term Marketable Securities (2)	372	386	127
Total Attributed Liberty Capital Group Liquid Investments	372	413	135

Total Attributed Liberty Interactive Group Cash and Liquid Investments	945	910	946
Total Attributed Liberty Capital Group Cash and Liquid Investments	1,323	2,045	2,288
Total Liberty Consolidated Cash and Liquid Investments	$2,268	2,955	3,234

Debt:
Senior Notes and Debentures (3)	$4,476	3,108	3,108
QVC Bank Credit Facility	800	3,175	3,225
Other	67	71	67
Total Attributed Liberty Interactive Group Debt	$5,343	6,354	6,400
Less: Unamortized Discount	(17)	(17)	(17)
Total Attributed Liberty Interactive Group Debt (GAAP)	$5,326	6,337	6,383

Senior Exchangeable Debentures (4)	4,580	4,580	4,580
Other	37	157	158
Total Attributed Liberty Capital Group Debt	$4,617	4,737	4,738
Less: Unamortized Discount Attributable To Call Option Obligations	(2,194)	(2,123)	(2,098)
Total Attributed Liberty Capital Group Debt (GAAP)	$2,423	2,614	2,640

Total Consolidated Liberty Debt (GAAP)	$7,749	8,951	9,023

(1)          Short-term marketable debt securities which are included in other current assets in Liberty’s consolidated balance sheet.

(2)          Long-term marketable debt securities which are included in investments in available-for-sale securities and other cost investments in Liberty’s consolidated balance sheet.

(3)          Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(4)          Face amount of Senior Exchangeable Debentures with no reduction for the unamortized discount attributable to the embedded call option obligation.

Total Attributed Liberty Interactive Group Cash and Liquid Investments remained relatively flat compared to September 30, 2006 due to cash flow from QVC operations and borrowings on the QVC bank credit facility offset by the purchase of Liberty Interactive Series A common stock and interest payments.  Total Attributed Liberty Interactive Group Debt increased $46 million from September 30, 2006, due to borrowings on the QVC bank credit facility.

Total Attributed Liberty Capital Group Cash and Liquid Investments increased $243 million compared to September 30, 2006 due to tax sharing payments from Starz Entertainment and Liberty Interactive, proceeds from the expiration of certain equity collars and dividends received.  Total Attributed Liberty Capital Group Debt remained flat.

Total Attributed Liberty Interactive Group Cash and Liquid Investments remained relatively flat compared to December 31, 2005 due to cash flow from QVC operations and borrowings on the QVC bank credit facility offset by repayment of Liberty Interactive Group public debt, the purchase of Liberty Interactive Series A common stock, the purchase of QVC management’s ownership interest in QVC and interest payments.  Total Attributed Liberty Interactive Group Debt increased $1.06 billion due to borrowings on the QVC bank credit facility partially offset by the repayment of Liberty Interactive Group public debt.

Total Attributed Liberty Capital Group Cash and Liquid Investments increased $965 million compared to December 31, 2005 due to tax sharing payments from Starz Entertainment and Liberty Interactive, the sale of Liberty’s 50% interest in Court TV, proceeds from the expiration of certain equity collars and dividends received.  These cash inflows were partially offset by the acquisitions of Provide Commerce, FUN Technologies and IDT Entertainment, some of which occurred before the creation of the tracking stocks in May 2006, and the payment of corporate interest expense.  Total Attributed Liberty Capital Group Debt increased by $123 million due to the assumption of IDT Entertainment debt as part of the purchase price.

Important Notice: Liberty Media Corporation (“Liberty”) (Nasdaq: LINTA, LINTB, LCAPA, LCAPB) President and CEO, Gregory B. Maffei will discuss Liberty’s earnings release in  a conference call  which will begin at 11:00am (ET) on February 28, 2007.  The call can be accessed by dialing (913) 312-1298 or (800) 565-5442 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed from 2:00 p.m. (ET) on February 28, 2007 through 5:00 p.m. (ET) March 7, 2007, by dialing (719) 457-0820 or (888) 203-1112 plus the pass code 8319471#.  The call will also be broadcast live across the Internet and archived on our website.  To access the web cast go to http://www.libertymedia.com/investor_relations/default.htm.  Links to this press release will also be available on the Liberty Media web site.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements regarding the long-term prospects of QVC and its anticipated performance in line with guidance for Liberty Interactive, the estimated growth rate in revenue and OCF for Liberty Capital’s attributed operating businesses over the next three to five years, anticipated lower programming costs for Starz Entertainment in 2007 and the expected launch of a $1 billion modified Dutch tender offer within the next week for shares of Liberty Capital stock.  These forward looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results, performance or achievements of the operating businesses of Liberty included herein could differ materially from those expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of Liberty, including the most recently filed Form 10-K of Liberty; general economic and business conditions and industry trends including in the advertising and retail markets; the continued strength of the industries in which such businesses operate; continued consolidation of the broadband distribution and movie studio industries; uncertainties inherent in proposed business strategies and development plans; changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders and IP television and their impact on television advertising revenue and home shopping networks; increased digital television penetration and the impact on channel positioning of our networks; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; the development and provision of programming for new television and telecommunications technologies; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; adverse outcomes in pending litigation; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to such operating businesses’ products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world.  These forward-looking statements speak only as of the date of this press release.  Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

References in these materials to the tender offer are for informational purposes only and do not constitute an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offer, including complete instructions on how to tender shares, along with the letter of transmittal and related materials, are expected to be mailed to stockholders on or about March 7, 2007.  Stockholders should carefully read the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information.  Stockholders may obtain free copies, when available, of the Tender Offer Statement on Schedule TO, the offer to purchase and other documents that will be filed by Liberty Media with the U.S. Securities and Exchange Commission at the commission’s website at www.sec.gov.  Stockholders also may obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the tender offer, by calling toll free 1- 888-628-1041.  Stockholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.

Contact:  John Orr (720) 875-5622

SUPPLEMENTAL INFORMATION

As a supplement to Liberty’s consolidated statements of operations, the following is a presentation of quarterly and annual financial information and operating metrics on a stand-alone basis for the two largest privately held businesses (QVC, Inc. and Starz Entertainment, LLC) owned by or in which Liberty held an interest at December 31, 2006.

Please see below for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2005 and 2006 of operating cash flow to operating income, as determined under GAAP, for each identified entity.

QUARTERLY SUMMARY

(amounts in millions)	4Q05	1Q06	2Q06	3Q06	4Q06
Liberty Interactive Group
QVC, INC. (100%)
Revenue — Domestic	1,542	1,088	1,140	1,151	1,604
Revenue — International	541	467	490	502	632
Revenue — Total	2,083	1,555	1,630	1,653	2,236
OCF — Domestic	360	257	283	273	417
OCF — International	109	98	95	93	140
OCF — Total	469	355	378	366	557
Operating Income	349	212	242	257	419
Gross Margin — Domestic	35.8%	36.7%	38.0%	37.0%	36.3%
Gross Margin — International	36.3%	39.4%	38.8%	37.2%	39.0%
Homes Reached — Domestic	90.0	90.8	91.1	90.3	90.7
Homes Reached — International	71.9	73.1	74.1	75.0	76.0

Liberty Capital Group
STARZ ENTERTAINMENT, LLC (100%)
Revenue	247	259	264	253	257
OCF	29	41	50	45	50
Operating Income (Loss)	(2)	33	44	40	46
Subscription Units — Starz	14.1	14.6	15.1	14.9	15.5
Subscription Units — Encore	25.8	26.4	27.1	26.6	27.3

ANNUAL SUMMARY

(amounts in millions)	2005	2006
Liberty Interactive Group
QVC, INC. (100%)
Revenue — Domestic	$4,640	4,983
Revenue — International	1,861	2,091
Revenue — Total	$6,501	7,074
OCF — Domestic	$1,084	1,230
OCF — International	338	426
OCF — Total	$1,422	1,656
Operating Income	$921	1,130
Gross Margin — Domestic	36.8%	36.9%
Gross Margin — International	36.6%	38.6%

Liberty Capital Group
STARZ ENTERTAINMENT GROUP LLC (100%)
Revenue	$1,004	1,033
OCF	$171	186
Operating Income	$105	163

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held entities of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held entity’s operating income, determined under GAAP.  Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation).  Operating cash flow, as defined by Liberty, excludes depreciation and amortization, stock and other equity-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

Liberty believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure.  Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings from continuing operations before income taxes and minority interest (Schedule 1) and a reconciliation, for QVC and Starz Entertainment, of each identified entity’s operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).

SCHEDULE 1

The following table provides a reconciliation of consolidated segment operating cash flow to earnings from continuing operations before income taxes and minority interest for the years ended December 31, 2005 and 2006, respectively.

(amounts in millions)	2005	2006
Liberty Interactive Group	$1,417	1,680
Liberty Capital Group	124	103
Consolidated segment operating cash flow	$1,541	1,783

Consolidated segment operating cash flow	$1,541	1,783
Stock compensation	(52)	(67)
Depreciation and amortization	(545)	(582)
Impairment of long-lived assets	—	(113)
Interest expense	(626)	(680)
Realized and unrealized gains (losses) on financial instruments, net	257	(279)
Gains (losses) on disposition of assets, net	(361)	607
Nontemporary declines in fair value of investments	(449)	(4)
Other, net	117	323
Earnings (loss) from continuing operations before income taxes and minority interest	$(118)	988

SCHEDULE 2

The following table provides reconciliation, for QVC and Starz Entertainment, of operating cash flow to operating income calculated in accordance with GAAP for the three months ended December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006 and the years ended December 31, 2005 and 2006, respectively.

(amounts in millions)	4Q05	1Q06	2Q06	3Q06	4Q06
Liberty Interactive Group
QVC, INC. (100%)
Operating Cash Flow	469	355	378	366	557
Depreciation and Amortization	(103)	(118)	(120)	(119)	(119)
Stock Compensation Expense	(17)	(25)	(16)	10	(19)
Operating Income	349	212	242	257	419

Liberty Capital Group
STARZ ENTERTAINMENT, LLC (100%)
Operating Cash Flow	29	41	50	45	50
Depreciation and Amortization	(14)	(8)	(6)	(5)	(7)
Stock Compensation Expense	(17)	—	—	—	3
Operating Income (Loss)	(2)	33	44	40	46

(amounts in millions)	2005	2006
QVC, INC. (100%)
Operating Cash Flow	$1,422	1,656
Depreciation and Amortization	(449)	(476)
Stock Compensation Expense	(52)	(50)
Operating Income	$921	1,130

STARZ ENTERTAINMENT GROUP LLC (100%)
Operating Cash Flow	$171	186
Depreciation and Amortization	(49)	(26)
Stock Compensation Expense	(17)	3
Operating Income	$105	163